UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2011

SPANISH BROADCASTING SYSTEM, INC.
 (Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 South Bayshore Drive, PH II, Coconut Grove, Florida	33133
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 441-6901

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers.

On January 3, 2011, Spanish Broadcasting System, Inc. (the “Company”) appointed Albert Rodriguez as the Chief Revenue Officer of the Company’s consolidated operations (“Chief Revenue Officer”) and General Manager of the Miami television market. Mr. Rodriguez is responsible for overseeing the revenue and profit performance of the Company’s consolidated operations, including radio, television, interactive and entertainment divisions, and the day-to-day operational matters of the Miami television market. Currently, the Company pays Mr. Rodriguez an annual base salary of $180,000. In addition, Mr. Rodriguez is eligible to receive an annual performance bonus based on achieving certain performance targets for the Company’s consolidated television operations and the Miami television market. Under the terms of appointment, Mr. Rodriquez’ base salary will be reviewed and is subject to adjustment, and he will be entitled to receive employee benefits provided to our management level employees, such as health insurance and reimbursement of out-of-pocket business related expenses.

Prior to his appointment as Chief Revenue Officer, Mr. Rodriguez, age 46, was Chief Revenue Officer of the television segment and General Manager of the Miami television market since October 12, 2010, General Manager of the Miami television market from January 21, 2010 through October 11, 2010, and General Sales Manager for the Miami radio market from November 1999 through January 2010.

No familial relationship exists between Mr. Rodriguez and any other executive officer or director of the Company. Since the beginning of the Company’s last fiscal year, Mr. Rodriguez has not engaged in or proposed to engage in any related party transaction as described in Item 404(a) of Regulation S-K. Mr. Rodriguez is not a director of the Company or any other registered company.

The Company’s press release announcing the appointment of Mr. Rodriguez is attached hereto and incorporated herein by reference as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1 — Press Release of Spanish Broadcasting System, Inc., dated January 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC.
(Registrant)

January 7, 2011	By: /s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative
Officer Sr. Executive Vice President and Secretary

Exhibit Index

Exhibit No.		Description
99.1	—	Press Release of Spanish Broadcasting System, Inc., dated January 7, 2011.

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